AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered as of this 1st day of January, 2010, by and between TOUR STRIKER-TGA LLC, a California Limited Liability Corporation (hereinafter referred to as “Company”) and GARY MCCORD (hereinafter referred to as “McCord”).

RECITALS

A.
Company produces a “line of golf training clubs” known as the “Tour Striker” (the “Product”). Company intends to market the Tour Striker using an infomercial and accompanying Instructional Video as well as other media promotions.

B.	Company wants Gary McCord (“McCord”) to endorse Tour Striker and to host the direct response television program (the “Infomercial”) and Instructional video.

C.
Gary McCord, a television analyst whose name, picture, voice, likeness, and endorsement are of commercial value, desires to host the Infomercial and Instructional Video and to endorse the Product on the terms and conditions set forth herein.

NOW THEREFORE, for and in consideration of full, fair and adequate consideration hereby deemed received, including but not limited to the mutual covenants set forth herein, the parties agree as follows;

1.	DEFINITIONS

1.1       McCord Endorsement: “McCord Endorsement” shall mean and include the name Gary McCord and all variations thereof (including pseudonyms and “nicknames” of McCord), pictures and likeness of McCord, the voice of McCord, and all other indicia of McCord, including but not limited to any description of McCord, historical facts relating to McCord, and all other matters that concern or relate in any manner or fashion to McCord.

1.2       Infomercial and Other Ad Formats: “Infomercial” shall mean a 28:30 minute segment as well as 30 and 60 second commercials, print ads, email ads, and online ads promoting the Tour Striker line of golf products.

1.3       Instructional Video: “Instructional Video” shall mean a promotional video and/or audio segment of up to 30 minutes in length that will provide an introduction to and endorsement of the Product, which the Company intends to distribute with each order of its product.

1.4       Product or Products: “Product” or “Products” shall mean the line of training clubs identified as Tour Striker.

1.5       Contract Territory: “Contract Territory” shall mean the whole world.

1.6       Contract Term: “Contract Term” shall initially mean two years, beginning January 1, 2010 through December 31, 2011, and include Option Periods.

1.7       Contract Year: “Contract Year” shall mean each successive twelve (12) month period commencing January 1, 2010 during the Term of this Agreement.

1.8       Option Period: “Option Period” shall be a Contract Year on the same terms and conditions as the initial Contract Year, except no additional lump sum payment of Twenty Five Thousand Dollar ($25,000) is due and payable to McCord as provided in the 1st Contract Year.

1.9       Net Sales: “Net Sales” shall mean gross revenues for Product sold by Company, its Affiliates, its or their licensees less Product returns and allowances, in the Contract Territory.

1.10     Royalty: “Royalty” shall mean One Percent (1%) of Net Sales.

2.     LICENSE TO COMPANY

2.1       McCord Endorsement Grant: McCord hereby grants to Company during the Contract Term and any Option Periods the non-exclusive (subject to paragraphs 2.2 and 2.3 below), perpetual right and license to use the McCord Endorsement in connection with (i) the marketing and promotion of Company's Tour Striker line of golf products. Infomercial and DVD throughout the world, and (ii) the marketing and promotion of Company in any manner as the Company shall determine in its sole and unfettered discretion. The foregoing right and license shall include, but not be limited to, Company's use of the McCord Endorsement in its advertising copy and materials as well as its broadcasts, marketing, promotions, and all other forms of media, whether radio or television advertisement, infomercials, commercials, brochures, newsletters, or other promotional material. Notwithstanding the foregoing, Company may use the McCord Endorsement only in connection with advertisement and promotion of the Tour Striker line of golf products and/or the Company, and only as specifically permitted by the terms hereof. No advertising or promotional material shall contain any statement by McCord that constitutes an endorsement by McCord of any product or service other than Tour Striker without the prior written consent of McCord.

2.2       McCord Covenant Not to Compete: During the Contract Term, McCord agrees not to contract the McCord Endorsement for any similar competitive line of training clubs.

2.3       Gary McCord Warranties: McCord warrants that no current contracts or agreements conflict with or are inconsistent with the provisions of this Agreement.

3.  GARY MCCORD ASSISTANCE

3.1       Creation and Hosting of the Informercial: McCord shall appear in and host the Infomercial and DVD. McCord shall provide his creative input on his segments of the Infomercial and DVD after reviewing the proposed script. McCord' services shall be rendered for approximately one (1) day of photographing (the “Shoot”). Such services shall be rendered in Arizona or California, or such other place as may be mutually determined, and will commence within 30 days, or such other date as may be mutually determined by Company and McCord. Work days shall not exceed ten (10) hours, commencing when McCord reports to Company at location or studio and concluding when Company dismisses McCord from such location or studio. Company will reimburse McCord for direct, out-of-pockct commercial air travel and lodging (2 night) expenses (without markup) incurred by McCord in connection with his obligations under this Agreement.

3.2       Personal Appearances: In addition to the services set forth in paragraph 3.1 above, McCord shall consult with Company and shall make himself available from time to time for publicity functions relating to the Tour Striker line of golf products. Those personal appearances and/or golf exhibitions may include, but shall not be limited to appearing on QVC, HSN, and The Golf Channel, granting press interviews for the news media, radio and television (network, satellite or cable) broadcasts to promote the Tour Striker line of golf products. Infomercial and DVD, playing golf with Company customers and contest winners, and playing host to Company clients at sales meetings, Company shall establish the schedule for these publicity functions and related services at least thirty (30) days in advance of the proposed date and shall coordinate such appearances with Tour Talent LLC (“Tour Talent”). It is understood that Company will make every effort to schedule personal appearances during the time McCord spends in or near the appearance site. Company shall provide McCord with first class travel and other reasonable out-of-pocket pocket expenses incurred by McCord in connection with each personal appearance. Fees for each of these personal appearances shall be negotiated between Company and Tour Talent and shall be in addition to the compensation otherwise provided.

4.  COMPENSATION

4.1       Minimum Guaranteed Payment: As and for the rights, licenses and services set forth in Paragraphs 2 and 3 above. Company shall pay to McCord the sum of Twenty Five Thousand Dollars ($25,000) as follows: Twelve Thousand Five Hundred Dollars ($12,500) one week prior to the filming of the “host” shoot, and Twelve Thousand Five Hundred Dollars ($12,500) within thirty (30) days following completion of the Shoot.

4.2       Additional Payment: If Company requires McCord's services in principal photography for more than one (1) day as provided in Paragraph 3.1 above, for a reason other than the occurrence of a force majeure or other event beyond Company's control, McCord shall be paid $12,500 for each additional day of service by McCord and $6,250 for each additional half-day or less of service by McCord. These payments shall be made to McCord within 30 days following performance of the additional days.

4.3       Royalty on Product Sales: In further consideration for the McCord Endorsement license and in addition to the compensation provided under 4.1 and 4.2 above, Company agrees to make the following payments to McCord during the Contract Term:

(a) During each Contract Year, Company shall pay to McCord a Royalty of One Percent (1%) of Product Net Sales sold by Company, its Affiliates and its licensees in the Contract Territory. During the First Contract Year, Royalty Payments to McCord pursuant to Section 4.3 shall be a minimum of Twelve Thousand Five Hundred Dollars ($12,500). During the Second Contract Year and each succeeding Contract Year, Royalties to Professional shall be a minimum of Twenty Five Thousand Dollars ($25,000). If Royalty Payments in a Contract Year do not exceed the minimum amount provided. McCord may terminate the Agreement upon thirty (30) days written notice to Company prior to expiration of that Contract Year. If Royalty Payments exceed the minimum amount provided in each Contract Year. Company may extend the Agreement for an Option Period.

(b) All payments due and payable to McCord under Section 4,3 hereof as a result of Product Sales shall be paid to McCord no later than forty five (45) days following the end of each calendar half with June 30, 2010 deemed to be the end of the first such half. Each Royalty Payment shall be accompanied by a statement showing the calendar half, the amount of Net Sales and the net amount payable to McCord in connection therewith. Further, Company shall keep and maintain accurate books and records with respect to Net Sales of the Product and the computation of Royalties with respect thereto, which books and records shall be available for inspection by McCord or his representatives at all times during business hours prior to the conclusion of a two (2) year period following the termination of this Agreement.

5.     ADVERTISING AND PROMOTION

5.1       Endorsement Approval: McCord shall approve or disapprove in advance and in writing all advertising, promotional and publicity material containing the McCord Endorsement. Only approved material shall be used for advertising, promotional, endorsement and publicity purposes. Provided that such material shall be consistent with the quality of advertising materials produced by Company in its developments generally, such consent shall not be unreasonably withheld.

5.2       Advertising Approval Procedure: Company agrees to submit copies of the advertising, promotional and publicity material to McCord free of cost for McCord's approval. All approved material returned to Company by McCord shall be deemed approved only if marked approved, except that, if McCord fails to approve or disapprove of any material pursuant to paragraph 5.1 within one (1) week of the date of submission to McCord by Company. McCord shall be deemed to have approved such material and Company shall be free to use such material as otherwise provided herein.

6.     DEBTS AND INDEMNIFICATION

6.1       McCord shall not be liable for any debts or obligations of Company resulting directly or indirectly from the aforesaid use and exploitation of the McCord Endorsement. Company shall make no representation or in any way imply in its actions or failure to act that McCord is or will be liable for debts or obligations of Company. Company shall indemnify and hold McCord harmless against any and all such debts and obligations. Such indemnification shall include legal expenses incurred in defense of all such claims. Further, Company shall furnish McCord with proper notice of any claims or legal procedures initiated against any of the parties herein which are based upon the services, materials or rights furnished in performance or attempted performance of this Agreement.

6.2       Company shall indemnify and hold harmless McCord from and against any and all liability for injuries to persons or damage to property arising out of or caused by McCord' performance hereunder. This indemnity shall extend to all claims made against McCord including, but not limited to, claims for commercial losses, personal injury, property damages, loss of use, consequential damages or otherwise, but shall exclude, specifically, any and all tortuous, negligent or intentional conduct undertaken by McCord not reasonably considered to be within the scope of services herein provided or contemplated, and which results in injury(ies) and/or such claims.

7. TERMINATION

7.1       If Company breaches any of the terms and provisions of this Agreement on its part to be performed, whether such breach pertains to a default in payment or otherwise, or if a petition in bankruptcy or for reorganization is filed by or against it or if any insolvency proceedings are instituted by or against it under State or Federal laws, or if it makes an assignment for the benefit of its creditors, or if a receiver is appointed for its property and business, McCord shall have the right, if he so elects, to serve upon Company a written notice of his intention to terminate this Agreement.

(a)       Company shall thereupon have a period of fifteen (15) days within which to remedy the breach as to monetary defaults, or as to non-monetary defaults, to commence to cure and diligently prosecute such cure to completion.

(b)       If Company fails duly to remedy the same or to commence to remedy as provided in this Section (a) above, then upon the expiration of the fifteen (15) days, this Agreement shall terminate and Company shall have no further rights hereunder.

(c)       Notwithstanding such termination, McCord's rights arising out of this Agreement or in connection therewith or existing prior thereto, shall nevertheless continue in full force and effect, including McCord's right to sue for damages caused to it by Company's breach and McCord's right to receive earned, but unpaid, compensation; provided, however, if Company pays such compensation to McCord, this Agreement shall be revived and all of Company's rights hereunder shall continue uninterrupted in full force and effect as if not terminated.

7.2       Company shall have the right, but not the obligation, to terminate this Agreement upon ten (10) days prior written notice to McCord in the event of: (i) McCord's death, permanent disability, conviction of a felony involving moral turpitude, or (ii) breach of the obligations of McCord under this Agreement. In the event of such termination and in addition to any other right or remedies available at law or in equity, any payments due McCord under the terms of this Agreement, as of the date of the event giving rise to Company's right to terminate, shall be pro rated to such date and the parties shall be relieved of any further obligations under the terms of this Agreement.

8.  MANAGEMENT REPRESENTATION

McCord acknowledges and represents that he has appointed Tour Talent as his exclusive management representative in this Agreement. Company and McCord agree that Tour Talent shall be deemed to be the exclusive management representative of McCord for the purposes of this Agreement and that all payments, notices, statements or other documents required or permitted to be given hereunder shall be sent directly to McCord in care of Tour Talent at the address provided in Section 9.1 or as Tour Talent solely may otherwise direct.

9.  NOTICES

9.1       Addresses: All notices, statements, and payments provided for by the Agreement shall be sent to the respective addresses of the parties as set forth below, unless notification of a change of address is given in writing:

Gary McCord	Tour Striker-TGA LLC
c/o Tour Talent	c/o The Golf Agency
843 N, Cleveland-Massillon Road, Suite 6	1021 N, Sepulveda Blvd, Ste. G
Akron, Ohio 44333	Manhattan Beach, CA 90266
Fax: 330/670-8577	Fax: 310.796.9423
Phone: 330/670-8588	Phone: 310.796.9422

9.2        Manner of Notice: Whenever notice is required to be given under this Agreement, such notice shall be given in writing, signed by the party giving notice will sent by registered US mail, postage prepaid, return receipt requested to the other party, and such notice shall be deemed received on the date shown on the return receipt.

10.  NO JOINT VENTURE, PARTNER

Nothing contained within this Agreement shall be construed to constitute the parties as partners or joint venturers. McCord shall be an independent consultant and not an employee of Company. Both Company and McCord agree that they shall have no power to obligate or bind the other in any manner whatsoever.

11.  ASSIGNMENT

This Agreement is an agreement for the personal services of McCord and shall not be assignable by McCord. Nothing herein shall prevent McCord from assigning the monetary benefits of this Agreement as he may so desire.

12.  CONTROLLING LAW AND ARBITRATION

This Agreement shall be construed in accordance with the laws of the State of California, entirely independent of the forum in which the Agreement or any part of it may come up for construction, interpretation or enforcement, and without reference to conflict of laws. All disputes, claims and controversies arising under or in connection with this Agreement shall be finally settled by binding arbitration under the rules of the American Arbitration Association and such arbitration shall take place in the City of Los Angeles, State of California. Judgment may be entered in any court of competent jurisdiction on any arbitration award so rendered. Such arbitration shall be a condition precedent to the entry of any court order except for an injunction prohibiting Company from the wrongful use of the McCord Endorsement.

13.  WAIVER MODIFICATION

No term hereof may be waived or modified except by writing, signed by all parties. The failure or delay of any party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof, and any party may within the time provided by applicable law, commence appropriate legal proceedings to enforce any or all such rights.

14.  HEADINGS

The titles to the paragraphs and subparagraphs of this Agreement and included herein solely for convenience, are not a part of this Agreement and do not in any way limit or amplify the terms of this Agreement. All nouns, pronouns and relative terms shall be deemed to be masculine, feminine or neuter, singular or plural, as the context may indicate.

15.  BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs or permitted successors, assigns and legal representatives.

16.  AUTHORIZATION

Company hereby represents that all necessary corporate proceedings have been taken by it to authorize the transaction contemplated by a duly authorized Company officer and, upon execution, shall constitute a valid and binding Agreement of in accordance with its terms.

17.  COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.  ENTIRE AGREEMENT

This Agreement contains the entire understanding of the parties. There are no representations, warranties, promises, covenants, or undertakings, other than those hereinabove contained, and all prior and contemporaneous negotiations, discussions and agreements of every type and nature whatsoever are merged herein.

WHEREAS, this Agreement is made and entered as of the date first written above.

TOUR STRIKER-TGA LLC,		GARY MCCORD, An Individual

By:	/s/ Richard Massey	By:	/s/ Gary McCord
	Authorized Signatory		Gary McCord SS# ###-##-####
Co-manager